Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Neogen acquires rodenticide assets

LANSING, Mich., Dec. 23, 2015 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired the complete rodenticide assets of Virbac Corporation, the North American affiliate of the France-based Virbac Group, a global animal health company.

The acquired assets include a key rodenticide active ingredient that complements Neogen’s existing active ingredients, and more than 40 regulatory approvals for a variety of formulations in the United States, Canada and Mexico. The acquired assets also include a large retail and OEM customer base.

“Acquiring these assets expands our ability to sell our comprehensive suite of biosecurity products, especially internationally. Virbac’s rodenticide products are proven in the marketplace, and provide Neogen access to an expanded and important agricultural customer base,” said James Herbert, Neogen’s CEO and chairman. “The most effective agricultural and food industry rodenticide programs utilize a product rotation that uses several different active ingredients in a year. Acquiring these assets strengthens the rotational programs we can now offer.”

Since its 2003 acquisition of Hacco, Inc., Neogen’s biosecurity products have included rodenticides to control a variety of rodents of particular concern to the agricultural and food production markets. Neogen has similarly expanded its insecticide, cleaner and disinfectant product lines.

Terms of the agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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